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Exhibit 23.1

                         Consent of Independent Auditors



      We consent to the reference to our firm under the caption "Experts" and "Selected Consolidated Financial Data" and to the use of our report dated February 16, 2001, except for Note 13 as to which the date is February 28, 2001, in the Registration Statement (Form S-1 No. 333-74438) and related Prospectus of ACT Teleconferencing, Inc. for the registration of 2,659,001 shares of its common stock. We also consent to the use of our report dated March 16, 2001 related to ACT Teleconferencing Limited and our report dated December 19, 2001 related to the 1414c Video Conferencing Service Delivery Business of PictureTel Corporation in the Registration Statement and related Prospectus of ACT Teleconferencing, Inc. for the registration of 2,659,001 shares of its common stock.

                                    Ernst & Young LLP



Denver, Colorado
December 26, 2001